Exhibit 10.13

PRUDENTIAL FINANCIAL, INC.

EXECUTIVE CHANGE OF CONTROL SEVERANCE PROGRAM

(Amended and Restated Effective as of November 11, 2008)

TABLE OF CONTENTS

ARTICLE I PURPOSE AND OBJECTIVES		1

ARTICLE II DEFINITIONS		2

ARTICLE III BENEFITS PAYABLE		9

3.1	DEATH; DISABILITY OR RETIREMENT	9
3.2	CAUSE AND VOLUNTARY TERMINATION	9
3.3	TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE	9
(a)	Severance and Other Termination Payments	9
(b)	Continuation of Benefits	11
(c)	Awards under the Company Omnibus Incentive Plan	12
(d)	Enhanced Retirement Benefits	13
(e)	Prudential Deferred Compensation Plans	14
(f)	Indemnification	14
3.4	TERMINATION BY THE PARTICIPANT FOR GOOD REASON	15
3.5	TERMINATION OF EMPLOYMENT BY THE COMPANY FOLLOWING A POTENTIAL CHANGE OF CONTROL	15
3.6	DISCHARGE OF THE COMPANY’S OBLIGATIONS	15

ARTICLE IV LIMIT ON PAYMENTS BY THE COMPANY		16

4.1	APPLICATION OF THIS ARTICLE IV	16
4.2	CALCULATION OF BENEFITS	16
4.3	IMPOSITION OF PAYMENT CAP	17
4.4	APPLICATION OF SECTION 280G	17
4.5	ADJUSTMENTS IN RESPECT OF THE PAYMENT CAP	18

ARTICLE V DISPUTES		19

ARTICLE VI GENERAL INFORMATION		19

6.1	ADMINISTRATION	19
6.2	PROGRAM AMENDMENT OR TERMINATION	20
6.3	NO CONTRACT OF EMPLOYMENT	20
6.4	LIMITATION ON LIABILITY	20
6.5	EXCLUSIVITY OF BENEFITS	21
6.6	IMPACT ON OTHER BENEFITS	21
6.7	TAXES	21
6.8	THIRD PARTIES	21
6.9	CAPTIONS	21
6.10	CHOICE OF LAW	21
6.11	NO LIMITATIONS ON CORPORATE ACTIONS	21
6.12	NON-ALIENATION PROVISION	21
6.13	SUCCESSORS	22

Prudential Financial, Inc. Executive Change of Control Severance Program

i

PRUDENTIAL FINANCIAL, INC.

EXECUTIVE CHANGE OF CONTROL SEVERANCE PROGRAM

(Amended and Restated Effective as of November 11, 2008)

ARTICLE I

PURPOSE AND OBJECTIVES

WHEREAS, Prudential Financial, Inc. (the “Company”) believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such a situation in the best interests of shareholders;

WHEREAS, the Company also understands that any such situation will present significant concerns for certain key management personnel at the Company and designated senior officers of its subsidiaries or other affiliates with respect to financial and job security;

WHEREAS, the Company wants to be proactive in assuring itself and its subsidiaries and affiliates of the services of these critical individuals during the period in which it is confronting such a situation, and in providing such individuals with certain financial assurances to enable them to (i) perform their responsibilities without undue distraction and (ii) exercise their judgment without bias due to their personal circumstances;

WHEREAS, the Company wishes to provide these financial assurances in a uniform and equitable manner without engaging in negotiations with individual executives;

WHEREAS, the Internal Revenue Code of 1986 was amended in 2004 to add a new Section 409A, which requires that, to avoid (i) acceleration of the time at which amounts treated as deferred compensation, including for this purpose severance benefits, are recognized in income by employees and other service providers and (ii) the imposition on such persons of an incremental rate of Federal income taxation on the amount included in income, the plans, programs or arrangements under which such deferred compensation is payable must generally be amended to comply with the requirements of such Section 409A effective as of January 1, 2009;

WHEREAS, the Internal Revenue Service has issued final regulations under Section 409A which provide an exemption from its provisions for amounts that would otherwise be subject to its terms if such amounts are required to be paid promptly following the time at which an employee’s rights to such amounts become nonforfeitable; and

Prudential Financial, Inc. Executive Change of Control Severance Program

WHEREAS, in order to facilitate compliance with Section 409A, it is desirable that the provisions of this Program be modified to qualify for such exemption.

NOW, THEREFORE, this Prudential Financial, Inc. Executive Change of Control Severance Program (the “Program”) has been amended and restated effective as of November 11, 2008, to provide such assurances for those senior officers of the Company or designated senior officers of its subsidiaries or affiliates.

ARTICLE II

DEFINITIONS

Accrued Obligations. “Accrued Obligations” has the meaning set forth in Section 3.3(a)(iv).

Aggregate Parachute Payments. “Aggregate Parachute Payments” has the meaning set forth in Section 4.2.

Annual Compensation. “Annual Compensation” shall mean the sum of (i) a Participant’s annual Base Pay, and (ii) the average of the annual incentive compensation payments to the Participant for the three most recent calendar years (or, if less, the number of calendar years during which the Participant was employed by the Company or any Subsidiary) prior to the Participant’s Year of Termination, or, for Participants first hired by the Company or any Subsidiary in the same year as such Participant’s Year of Termination, the target annual incentive compensation payment for such year; provided, however, that in the case of a Participant whose annual compensation for services consists in any material fashion of commissions and/or other forms of compensation other than Base Pay and annual incentive pay, the Program Committee shall determine the amount of such Participant’s Annual Compensation

Base Pay. “Base Pay” means Base Pay as defined in Section 2704(b) of the Prudential Retirement Plan, as of the Participant’s Date of Termination.

Board. “Board” shall mean the Board of Directors of the Company.

Cause. “Cause” means (i) an act or acts of dishonesty, fraud or gross misconduct on a Participant’s part which result or are intended to result in material damage to the Company’s business or reputation; (ii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony; (iii) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary or (iv) the violation by the Participant of any material policy or rule of the Company or any Subsidiary.

Prudential Financial, Inc. Executive Change of Control Severance Program

Change of Control. A “Change of Control” shall be deemed to have occurred if any of the following events shall occur:

(i) any Person acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined Voting Power of the Company’s securities; or

(ii) within any 24-month period the members of the Board (the “Incumbent Company Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election to the Board, by a majority of the Incumbent Company Directors then still in office shall be deemed to be an Incumbent Company Director for purposes of this subclause (ii); or

(iii) upon the consummation of a Corporate Event, immediately following the consummation of which the stockholders of the Company, immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of

(x)	in the case of a merger or consolidation, the surviving or resulting corporation;

(y)	in the case of a share exchange, the acquiring corporation, or

(z)	in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of the Company immediately prior to such Corporate Event, provided that no Change of Control shall be deemed to have occurred with respect to any Participant who is employed, immediately following such Corporate Event, by any entity in which the stockholders of the Company, as the case may be, immediately prior to such Corporate Event hold, directly or indirectly, a majority of the Voting Power; or

(iv) any other event occurs which the Board declares to be a Change of Control.

Prudential Financial, Inc. Executive Change of Control Severance Program

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred merely as a result of an underwritten offering of the equity securities of the Company where no Person (including any “group” (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than twenty-five percent (25%) of the beneficial ownership interests in such securities.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Company. “Company” means Prudential Financial, Inc., a New Jersey corporation.

Company Omnibus Incentive Plan. “Company Omnibus Incentive Plan” means the Prudential Financial, Inc. Omnibus Incentive Plan.

Corporate Event. “Corporate Event” means a merger, consolidation, recapitalization or reorganization, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of the Company, which has been approved by the shareholders of the Company.

Date of Termination. “Date of Termination” means the date of receipt of a Notice of Termination or, if later, the date of termination of a Participant’s employment specified therein.

Employee. “Employee” means any individual who is compensated by the Company or a Subsidiary for services actually rendered as a regular full-time or regular part-time (but not a temporary) employee and who, at the time of the designation by the Program Committee as a Participant, has attained the job grades of 1 through 5 under the Prudential Financial, Inc. Compensation Plan, or its equivalent, as determined by the Program Committee from time to time.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Excise Tax. “Excise Tax” has the meaning set forth in Section 4.1.

Enhanced Severance Amount. “Enhanced Severance Amount” has the meaning set forth in Section 3.3(a)(v).

Prudential Financial, Inc. Executive Change of Control Severance Program

Good Reason. “Good Reason” means the occurrence of any of the following, without the express written consent of the Participant, after the occurrence of a Change of Control:

(i) the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant’s position, authority or responsibilities as in effect immediately prior to a Change of Control, or any other material adverse change in such position, including titles, authority or responsibilities;

(ii) any material reduction in the Participant’s Base Pay, annual or long-term incentive compensation opportunities or other material benefits (including, but not limited to, savings plans, defined benefit plans, welfare benefit plans and perquisites) from the level in effect immediately prior to a Change of Control, provided that, a reduction in Base Pay or annual or long-term incentive compensation opportunities that is effected as part of an across-the-board reduction of the base salaries or incentive compensation of employees who are similarly situated with respect to the Participant shall not be deemed to be a material reduction;

(iii) the Company’s requiring a Participant to be based at any office or location more than 49 miles from that location at which he performed his services immediately prior to the Change of Control, except for travel reasonably required in the performance of a Participant’s responsibilities; or

(iv) any material failure by the Company or a Subsidiary to obtain the commitment of any successor in interest or failure on the part of such successor in interest to perform (A) the obligations to the Participant under this Program or (B) any employee-related obligations assumed by the successor in interest in connection with its acquisition of the Company or a Subsidiary.

The occurrence of the events or conditions in clauses (i)-(iv) shall not constitute Good Reason unless (x) the Participant provides written notice of the action(s) or omission(s) deemed to constitute Good Reason in accordance with the provisions hereof and (y) the Company or, if applicable, a Subsidiary fails to remedy such action(s) or omission(s) within 30 days after the receipt of such written notice. In no event shall the mere occurrence of a Change of Control, absent any further impact on a Participant, be deemed to constitute Good Reason.

Group Welfare Benefit Plans. “Group Welfare Benefit Plans” has the meaning set forth in Section 3.3(b).

Indemnification Documents. The “Indemnification Documents” shall mean the indemnification provisions of the Articles of Incorporation and By-Laws of the Company and/or such Subsidiary to which the Participant provided services, as in effect immediately prior to the Change of Control or, if more favorable to the Participant, immediately prior to any Potential Change of Control related to such Change of Control.

Prudential Financial, Inc. Executive Change of Control Severance Program

Long-Term Incentives. “Long-Term Incentives” has the meaning set forth in Section 3.3(a)(iii).

Noncompetition Agreement. The “Noncompetition Agreement” shall be an agreement limiting the Participant’s ability to compete, individually or as part of another organization, substantially in the form attached as Exhibit A and satisfactory to, and approved by, the Program Committee.

Notice of Termination. Any termination by the Company (and/or, where applicable, a Subsidiary), whether with or without Cause, or by the Participant for Good Reason shall be communicated by Notice of Termination to the Participant or the Company (or the applicable Subsidiary), as the case may be (except that such notice may be waived by the party intended to receive such notice). A “Notice of Termination” means a written notice given, in the case of a termination for Cause, within thirty (30) business days of the Company’s (or the applicable Subsidiary’s) having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within thirty (30) days of the Participant’s having actual knowledge of the events giving rise to such termination, and which (i) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment, and (ii) if the termination date is other than the date of receipt of such notice, specifies the Date of Termination (which date, in the case of any termination for other than Good Reason, shall be not more than 15 days after the giving of such notice). Notwithstanding any other provision hereunder, in the case of a termination for Good Reason, the Date of Termination shall be 30 days after the Notice of Termination, provided that a Participant may not terminate his or her employment for Good Reason if the Company (or the applicable Subsidiary) cures the cause for such termination within 30 days of receiving the Notice of Termination. The failure by the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his rights hereunder. A Notice of Termination shall be given in writing and delivered by first class mail, return receipt requested (or other form of delivery which requires signature for delivery), addressed to the Company’s headquarters, if the notice is to the Company (or the applicable Subsidiary), or to the address of the Participant on the Company’s (or the applicable Subsidiary’s) records, if addressed to the Participant.

Prudential Financial, Inc. Executive Change of Control Severance Program

Participant. “Participant” means any Employee who (x) at or after the date of a Potential Change of Control, is employed by the Company or any Subsidiary and (y) has been designated in writing by the Program Committee, in its discretion, as eligible to participate in the Program as a Tier I Participant, Tier II Participant or Tier III Participant.

Payment Cap. “Payment Cap” has the meaning set forth in Section 4.3(a).

Person. A “Person” means any person (within the meaning of Section 3(a)(9) of the Exchange Act, including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), but excluding any of the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary.

Potential Change of Control. A “Potential Change of Control” shall be deemed to have occurred if any of the following events shall have occurred:

(i) a Person commences a tender offer (with adequate financing) for securities representing at least 10% of the Voting Power of the Company’s securities;

(ii) the Company enters into an agreement the consummation of which would constitute a Change of Control;

(iii) at a time at which the Company is subject to the proxy disclosure rules of Section 14 of the Exchange Act, proxies for the election of directors of the Company are solicited by anyone other than the Company; or

(iv) any other event occurs which is deemed to be a Potential Change of Control by the Board.

Program. “Program” means the Prudential Financial, Inc. Executive Change of Control Severance Program.

Program Committee. The “Program Committee” means a committee comprised of the persons who, prior to or at the time of a Potential Change of Control or an actual Change of Control, are serving as the members of the Compensation Committee of the Company’s Board. Following the occurrence of a Potential Change of Control or Change of Control, the Company shall not have the right to change the individuals who serve on the committee acting as the Program Committee. Any vacancies on such Committee following the occurrence of a Change of Control shall be filled, if at all, by a vote of at least 75% of the individuals then still serving as members of the Program Committee.

Prudential Financial, Inc. Executive Change of Control Severance Program

Pro-Rated Annual Incentives. “Pro-Rated Annual Incentives” has the meaning set forth in Section 3.3(a)(ii).

Prudential Deferred Compensation Plans. “Prudential Deferred Compensation Plans” means: (a) the Prudential Consolidated Deferred Compensation Plan; (b) the Prudential Deferred Compensation Plan; and (c) any other deferred compensation plan sponsored by the Company or any Subsidiary that is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Prudential Retirement Plan. “Prudential Retirement Plan” means: (a) The Prudential Retirement Plan Document; and (b) The Prudential Cash Balance Pension Plan Document, each a component of The Prudential Merged Retirement Plan, as amended, (and, if appropriate for a particular Participant, the Prudential Securities Incorporated Cash Balance Pension Plan Document, a component of The Prudential Merged Retirement Plan).

Prudential Supplemental Retirement Plan. For purposes of this Program, the term “Prudential Supplemental Retirement Plan” includes: (a) The Prudential Supplemental Retirement Plan; (b) the Prudential Insurance Supplemental Executive Retirement Plan; and (c) the PFI Supplemental Executive Retirement Plan.

Section 280G Safe Harbor Amount. “Section 280G Safe Harbor Amount” has the meaning set forth in Section 4.2.

Separation Agreement and General Release. “Separation Agreement and General Release” means a written document that includes, but is not limited to, a release of rights and claims from a Participant and agreement not to solicit employees of the Company and its Subsidiaries, in a form substantially similar to Exhibit B, as the same may be amended by the Program Committee from time to time.

Severance Amount. “Severance Amount” has the meaning set forth in Section 3.3(a)(v).

Subsidiary. “Subsidiary” means any corporation, partnership, limited liability company, business trust or other entity in which the Company owns, directly or indirectly, more than 50% of the Voting Power in such entity.

Prudential Financial, Inc. Executive Change of Control Severance Program

Voting Power. A specified percentage of “Voting Power” of a company means such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors.

Voting Securities. “Voting Securities” means all securities of a company entitling the holders thereof to vote in an annual election of directors.

Year of Termination. “Year of Termination” means the calendar year during which the Participant’s employment with the Company or any Subsidiary is terminated.

ARTICLE III

BENEFITS PAYABLE

3.1 Death; Disability or Retirement. If a Participant’s employment with the Company and/or any Subsidiary is terminated by reason of the Participant’s death, voluntary retirement or termination of employment as a result of the Participant’s inability to perform the basic requirements of his or her position due to physical or mental incapacity and after the Participant’s short-term disability benefits have expired under the terms of The Prudential Welfare Benefits Plan, no benefits will be payable under this Program.

3.2 Cause and Voluntary Termination. If a Participant’s employment with the Company and/or any Subsidiary is terminated for Cause or is voluntarily terminated by the Participant (other than on account of Good Reason), no benefits will be payable under this Program.

3.3 Termination by the Company other than for Cause. If, during the two-year period following a Change of Control, a Participant’s employment is terminated by the Company and/or any Subsidiary other than for Cause, the Company shall provide (or the Company shall cause a Subsidiary to provide) the Participant with the following compensation and benefits:

(a) Severance and Other Termination Payments. The Participant shall be entitled to receive the following upon the execution of a Separation Agreement and General Release (and the expiration of any applicable revocation period):

(i) the Participant’s full Base Pay through the Date of Termination;

Prudential Financial, Inc. Executive Change of Control Severance Program

(ii) an amount (the “Pro-Rated Annual Incentive”) equal to the target annual incentive compensation opportunity applicable to the Participant for the fiscal year in which the Date of Termination occurs (or, if there is no target opportunity stated for such year, an amount equal to the average of the annual incentive compensation payments made to the Participant for the three calendar years (or, if less, the number of calendar years during which the Participant was employed by the Company or any Subsidiary) ended immediately prior to the Participant’s Year of Termination), multiplied by a fraction, the numerator of which is the number of completed months in such fiscal year which have elapsed on or before (and including) the Date of Termination and the denominator of which is 12;

(iii) except to the extent that all or a portion of such amounts are otherwise payable to the Participant pursuant to the terms and conditions of the governing plan documents or as may be specified in Section 3.3(c)(iii) below, an aggregate amount (the “ Long Term Incentives”) equal to the sum of the target long-term incentive opportunities (excluding stock options or any other equity-based award approved by the Board or a duly authorized Committee of the Board) applicable to the Participant in respect of each performance cycle then in progress (i.e., each performance cycle which includes as part of the performance period the Year of Termination. The Long Term Incentives will be payable in cash or, at the sole discretion of the Compensation Committee of the Board (as constituted immediately prior to the Change of Control), which shall be exercised on or prior to the Date of Termination, in shares of common stock issued by the Company, any successor in interest to the Company or any parent corporation of either of the foregoing that is readily tradable on an established securities market and which shall be valued based on the fair market value thereof on the Date of Termination;

(iv) any vested amounts or benefits owing to the Participant under any otherwise applicable employee benefit plans and programs, both qualified and nonqualified, and not yet paid and any accrued vacation pay not yet paid by the Company (the “Accrued Obligations”);

(v) a severance payment (the “Severance Amount”) equal to:

Tier I Participants: 2.0 times Annual Compensation;

Tier II Participants: 1.25 times Annual Compensation;

Prudential Financial, Inc. Executive Change of Control Severance Program

Tier III Participants: 1.0 times Annual Compensation;

provided that

(1)	in the case of a Tier I Participant, payment of the entire Severance Amount is expressly contingent upon such Participant executing a Noncompetition Agreement in the form attached hereto as Exhibit A and

(2)	in the case of a Tier II or Tier III Participant,

the Severance Amount shall be increased (the “Enhanced Severance Amount”) to the greater applicable amount reflected in the following table if, within 10 business days of his Date of Termination, a Participant executes a Noncompetition Agreement in the form attached hereto as Exhibit A:

Tier II Participants: 2.0 times Annual Compensation;

Tier III Participants: 1.5 times Annual Compensation.

The Base Pay, Pro-Rated Annual Incentive and Long-Term Incentives shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law) following the later of (a) the Date of Termination or (b) the expiration of any revocation period after Participant’s execution of a Separation Agreement and General Release (the “Release Effective Date”). The Severance Amount or the Enhanced Severance Amount, whichever is applicable, shall be paid in a single lump sum upon the later of (a) the tenth day following the Participant’s Date of Termination and (b) the Release Effective Date. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

(b) Continuation of Benefits. After the Date of Termination, the Participant (and, to the extent applicable, his or her dependents) shall be entitled to continue participation in all of the group health and group life employee benefit plans of the Company or any Subsidiary in which he or she participated (the “Group Welfare Benefit Plans”) during the Participant’s (or if applicable, his or her dependents’) applicable coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the degree such participation is permitted under the terms of the applicable plan, program or policy and in accordance with the requirements of the Code, ERISA or otherwise applicable law. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program and in accordance with the requirements of the

Prudential Financial, Inc. Executive Change of Control Severance Program

Code, ERISA or otherwise applicable law, the Company or the appropriate Subsidiary shall provide a comparable benefit under another plan or from such entity’s general assets. The Participant’s participation in the Group Welfare Benefit Plans will be on the same terms and conditions (including, without limitation, any condition that the Participant make contributions toward the cost of such coverage on the same terms and conditions generally applicable to similarly situated employees) that would have applied had the Participant continued to be employed by the Company or a Subsidiary through the end of the period benefits are provided under this Section 3.3(b). Notwithstanding the foregoing sentence, the Company or the appropriate Subsidiary shall be required to pay the excess of the cost of the medical coverage and life insurance provided to the Participant (and to the extent applicable, the Participant’s dependents) hereunder over the cost that the Participant (or his dependents) would have paid for such coverage if the Participant had remained employed. If any of the benefits provided hereunder to the Participant and/or his dependents are treated as taxable to the recipient under federal, state or local tax laws and would not have been so taxable if the Participant were then still an employee, the Participant shall be paid a cash amount equal to such taxes plus an additional amount equal to any taxes applicable to any such additional payments made hereunder, such that the net effect to the recipient is the same as would have resulted had the amounts paid or benefits provided been non-taxable. Any such tax gross-up payment shall be made promptly following the date the corresponding taxable welfare benefits are provided to the Participant, but not later than 60 days following the end of the calendar quarter in which such welfare benefits are provided to Participant or his eligible dependents.

(c) Awards under the Company Omnibus Incentive Plan. Awards under the Prudential Financial, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) shall be governed by the terms of the Omnibus Plan and the applicable grant acceptance agreements; provided that, in no event shall any such award that is (i) deferred compensation subject to the provisions of Section 409A of the Code and (ii) intended to comply with Section 409A by being payable on account of separation from service (within the meaning of such Section 409A) be paid (x) on account of any termination of employment that is not such a separation from service and (y) earlier than six months following the separation from service if, at the time of such separation from service, the Participant is a specified employee (within the meaning of such Section 409A), as determined in accordance with the Company’s applicable policies and practices.

Prudential Financial, Inc. Executive Change of Control Severance Program

(d) Enhanced Retirement Benefits. The Participant shall also receive a cash lump sum payment, as additional severance, at the same time as the Severance Benefit is paid to the Participant, equal to the excess of:

(i) the hypothetical present value of the defined benefit retirement benefits that would have been accrued by the Participant under the Prudential Retirement Plan, the Prudential Supplemental Retirement Plan, and any other additional defined benefit retirement plan(s) sponsored or maintained by the Company or a Subsidiary in which the Participant is a participant, taking into account the following service, age and compensation factors:

(A)	Service: The hypothetical benefit to be calculated will include the following additional amount of deemed service for the Participant:

I) two additional years of service, in the case of a Tier I Participant,

II) two additional years of service, in the case of a Tier II Participant who receives an Enhanced Severance Amount,

III) one and one half additional years of service, in the case of a Tier III Participant who receives an Enhanced Severance Amount,

IV) one and one quarter additional years of service, in the case of a Tier II Participant who does not receive an Enhanced Severance Amount,

V) one additional year of service, in the case of a Tier III Participant who does not receive an Enhanced Severance Amount, and

(B)	Age: The Participant had attained the age he or she would have attained had he remained employed through the period of additional service credited to the Participant under subclause (A).

(C)	Compensation: Where compensation is a relevant factor, the Participant’s Severance Amount (or Enhanced Severance Amount, as the case may be) shall be deemed to have been paid ratably over the period of additional service credited above and treated as “compensation” taken into account for purposes of determining the accrued retirement benefits.

Prudential Financial, Inc. Executive Change of Control Severance Program

(D)	Cash Balance Credits: To the degree applicable and consistent with the provisions set forth in subclause (A) and (C) above, additional credits under any cash balance component of the Prudential Retirement Plan shall be added to such Participant’s hypothetical accrued benefit, calculated as if the credit(s) applicable to a Participant’s account as of the last day of the plan year prior to the Date of Termination would continue to be credited to a Participant’s cash balance account through the period of additional service set forth in subclause (A) and calculated by reference to such compensation as described in subclause (C) under the provisions of such plan over

(ii) the actual present value of the defined benefit retirement benefits actually accrued by such Participant under the Prudential Retirement Plan, the Prudential Supplemental Retirement Plan, and any additional defined benefit retirement plan(s) sponsored or maintained by the Company or a Subsidiary in which the Participant is a participant as of the Date of Termination.

The determination of the present value of a Participant’s retirement benefits under this provision shall be made by the actuary serving, immediately prior to the Change of Control, as the actuary of the Prudential Retirement Plan, using the actuarial assumptions and such other information in use under such plan immediately prior to the Change of Control (except as may be modified in subclause (i)(D) above).

(e) Prudential Deferred Compensation Plans. In accordance with the provisions of the Prudential Deferred Compensation Plans, the Participant is at all times fully vested in his or her accrued benefit under such Plans, and payments from such Plans to the Participant shall be made at the date determined in accordance with such Plans’ terms.

(f) Indemnification. The Company and each Subsidiary for whom the Participant performed services as a director, officer or employee shall indemnify the Participant, to the maximum extent permitted under the Indemnification Documents.

(g) Expenses. With regard to any reimbursement of expenses to which a Participant is entitled under this Plan, (i) the reimbursement of expenses incurred in any calendar year shall not in any way affect the reimbursement of expenses incurred in any other calendar year, (ii) no such reimbursement shall occur later than the end of the calendar year following the year in which the related expense is incurred and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

Prudential Financial, Inc. Executive Change of Control Severance Program

3.4 Termination by the Participant for Good Reason. If, after a Change of Control and prior to the second anniversary of such Change of Control, the Participant terminates his employment for Good Reason, the Company or the appropriate Subsidiary shall provide to the Participant the same amounts and benefits as would be payable to the Participant if such termination were a termination by the Company or such Subsidiary without Cause.

3.5 Termination of Employment by the Company Following a Potential Change of Control. If the Company and each Subsidiary terminates a Participant’s employment other than for Cause after the occurrence of a Potential Change of Control and, within two years after such Potential Change of Control, a Change of Control shall occur such Participant shall be treated, solely for purposes of this Program, to have continued in employment until the occurrence of the Change of Control and to have been terminated thereafter by the Company and such Subsidiary, without Cause, in which case he or she shall be entitled to the benefits described in Section 3(c) above, reduced by the amount of any other severance benefits previously provided to him in connection with such termination (other than any such benefits payable pursuant to the terms of a plan which is intended to meet the requirements of Section 401(a) of the Code).

3.6 Discharge of the Company’s Obligations. Except as expressly provided herein, the amounts payable to a Participant pursuant to this Program (whether or not reduced as provided below) shall be conditioned upon the Participant’s executing an Separation Agreement and General Release in favor of the Company and each Subsidiary and certain other parties designated therein of any claims the Participant may have in respect of his employment by any of the Company or any Subsidiary within 45 days following his Date of Termination. Any payment under this Program shall be null and void upon a Participant’s failure timely to sign, or subsequent revocation of, such Separation Agreement and General Release. Any breach by a Participant of an Separation Agreement and General Release upon which any payment under this Program has been conditioned shall give the Company the right to terminate any payment otherwise due and/or to the return of such amounts payable under this Program, in addition to any other remedy the Company may have. Notwithstanding the foregoing, nothing in this Program shall be construed to

(a) affect, limit or modify in any way or release any claim the Participant may have with respect to any amounts payable pursuant to this Program or any vested amounts or benefits owing to the Participant under any otherwise applicable employee benefit plans and programs maintained or contributed by any of the Company or any Subsidiary (except that this Program will supersede any otherwise applicable severance policy), including any compensation previously deferred by the Participant (together with any accrued earnings thereon) and not yet paid and any accrued vacation pay not yet paid, or

Prudential Financial, Inc. Executive Change of Control Severance Program

(b) release the Company or any Subsidiary from its commitment to indemnify the Participant and hold the Participant harmless from and against any claim, loss or cause of action arising from or out of the Participant’s performance as an officer, director or employee of the Company or any such Subsidiary or in any other capacity, including any fiduciary capacity, in which the Participant served at the request of the Company or any Subsidiary to the maximum extent permitted by the Indemnification Documents.

Except as otherwise expressly provided herein, the obligation of the Company or any Subsidiary to make the payments provided for in this Program shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any such Subsidiary may have against the Participant or others whether by reason of the subsequent employment of a Participant or otherwise.

ARTICLE IV

LIMIT ON PAYMENTS BY THE COMPANY

4.1 Application of this Article IV. In the event that any amount or benefit paid or distributed to the Participant pursuant to this Program, taken together with any amounts or benefits otherwise paid or distributed to the Participant by the Company or any Subsidiary (the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and would thereby subject the Participant to the tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Article IV shall apply to determine the amounts payable to the Participant pursuant to this Program. Further, any amount payable under the Program shall not exceed the maximum amount permissible under the Prudential Financial Executive Officer Severance Policy, as applicable.

4.2 Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Participant of the aggregate present value of all “parachute payments” (within the meaning of Section 280G of the Code) to which the Participant would be entitled under this Program and any other plan, program or arrangement as of the projected Date of Termination (the “Aggregate Parachute Payments”), together with the projected maximum payments, determined as of such projected Date of Termination, that could be paid without the Participant being subject to the Excise Tax (the “Section 280G Safe Harbor Amount”).

Prudential Financial, Inc. Executive Change of Control Severance Program

4.3 Imposition of Payment Cap. If the Aggregate Parachute Payments exceed the Section 280G Safe Harbor Amount and the net after-tax benefit to the Participant would be greater (taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level) were the Aggregate Parachute Payments not to exceed the Section 280G Safe Harbor Amount, then the amounts payable to the Participant under this Program shall be reduced to the maximum amount which may be paid hereunder without the Aggregate Parachute Payments exceeding the Section 280G Safe Harbor Amount (such reduced payments to be referred to as the “Payment Cap”). In the event that the Participant receives reduced payments and benefits under this subsection, such payments and benefits shall be reduced in connection with the application of the Payment Cap in the following manner: first the Participant’s Severance Amount shall be reduced, followed by, to the extent necessary and in order, the enhanced retirement benefits payable under Section 3.3(d), the continuation of benefits under Section 3.3(b), the Pro-Rated Annual Incentive, the Long-Term Incentives and finally the Accrued Obligations.

4.4 Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(a) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of an independent certified public accountant other than the Company’s normal independent certified public accountants or tax counsel selected by such accountants (the “Accountants”), relying on the best authority available at the time of such determination (including, but not limited to, any proposed Treasury regulations upon which taxpayers may rely), that the Company or any otherwise applicable Subsidiary has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax,

(b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code, and

(c) in the case of a Participant who receives an Enhanced Severance Amount, the excess of the Enhanced Severance Amount payable to the Participant over the Severance Amount that would have been payable to such Participant if he did not qualify for such Enhanced Severance Amount shall be treated as reasonable compensation for refraining from performing services after the Change of Control and Participant’s Date of Termination, and shall therefore not be treated as a “parachute payment” for purposes of Section 280G of the Code.

Prudential Financial, Inc. Executive Change of Control Severance Program

4.5 Adjustments in Respect of the Payment Cap.

(a) If the Participant receives reduced payments and benefits under this Article IV (or this Article IV is determined not to be applicable to the Participant because the Accountants conclude that the Participant is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of the parties in applying the terms of this Program, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to the Participant or for his benefit are in an amount that would result in the Participant being subject an Excise Tax and, taking into account the amount of such aggregate parachute payments specified in such Final Determination, the Payment Cap should have been applied under the provisions of Section 4.3, then the amount equal to the excess parachute payments made to the Participant shall be deemed for all purposes to be a loan to the Participant made on the date of receipt of such excess payments, which the Participant shall have an obligation to repay to the entity making such payment on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Participant.

(b) If the Participant receives reduced payments and benefits under this Article IV and it is established pursuant to a Final Determination that, notwithstanding the good faith of the parties in applying the terms of this Program, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to the Participant or for his benefit are in an amount that would result in the Participant being subject to an Excise Tax and, taking into account the amount of such aggregate parachute payments, the Payment Cap should not have been applied under Section 4.3, then the Company shall pay the Participant 30 days following such Final Determination an amount equal to the excess of (i) the amount of Aggregate Parachute Payments that would have been payable to the Participant without regard to Section 4.3 over (ii) the reduced amount actually paid to the Participant in accordance with Section 4.3, together with interest on such excess amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date payment would have been made to the Participant of such excess amount (or any portion thereof) but for the application of Section 4.3 to the date of actual payments.

Prudential Financial, Inc. Executive Change of Control Severance Program

(c) If the Participant receives reduced payments and benefits by reason of Section 4.3(a) and it is established pursuant to a Final Determination that the Participant could have received a greater amount without exceeding the Payment Cap, then the Company or the appropriate Subsidiary shall promptly thereafter pay the Participant within 30 days of the date of the Final Determination the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment.

ARTICLE V

DISPUTES

Any dispute or controversy arising under or in connection with this Program shall be resolved by binding arbitration. The arbitration shall be held in the city of Newark, New Jersey (or such other location as the parties shall mutually agree to in writing) and shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Participant. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. If a Participant asserts any claim as to his or her eligibility for benefits under this Program, the Participant’s employer shall pay the Participant’s legal expenses (or cause such expenses to be paid) including, without limitation, his or her reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Participant shall reimburse such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Participant does not prevail as to at least one material issue presented to the arbitrator(s).

ARTICLE VI

GENERAL INFORMATION

6.1 Administration. The Program is sponsored solely by the Company, and will be payable from the general assets of the Company and, as applicable, a Subsidiary. The Program will be administered by the Program Committee. The Program Committee shall have full and complete authority to interpret this Program, and to make all determinations hereunder relating to the participation and eligibility of eligible employees for benefits, including, but not limited to, making determinations as to eligibility for benefits or to participate in the Program, the amount of benefits payable, the time at which benefits cease to be payable, and other comparable issues. In addition, with respect to participation in the Program of anyone other than a Tier I Participant, the Program Committee may delegate any of its authority and responsibilities, subject to Program Committee review and to the extent permitted by law, to any officer or committee of

Prudential Financial, Inc. Executive Change of Control Severance Program

officer(s) of the Company, including, but not limited to the delegation to the Chief Executive Officer of the authority to designate Employees as Tier II and Tier III Participants. The determinations made by the Program Committee or its delegate shall be final, binding and conclusive on all persons affected thereby, including, but not limited to, each Participant, the Company and each Subsidiary. The Company and/or the Program Committee, as the case may be, shall maintain such procedures and records as each deems necessary or appropriate. Each Participant shall receive a copy of the Program, and written confirmation of his or her participation thereunder.

6.2 Program Amendment Or Termination. This Program may be amended or terminated at any time by the Board, subject to the following limitations. Any amendment or termination that adversely affects Participants shall not be given any effect until the expiration of one year from the date that Participants are given written notice of the such amendment or termination. Upon a Change of Control or any Potential Change of Control, the Program may not be terminated or amended in a manner that adversely affects Participants. In the event a Change of Control occurs during the one-year notice period required with respect to a termination or amendment that adversely affects Participants, such termination or amendment shall be rendered void and without effect. The Program Committee may terminate a Participant’s participation in the Program at any time, provided that (i) such termination shall not be given effect until the expiration of six months from the date that the Participant is given notice thereof, and (ii) the Participant’s participation hereunder may not be terminated after a Change of Control or a Potential Change of Control (even if notice of termination had been given prior to the occurrence of any such event). Notwithstanding anything else contained herein to the contrary, no Participant shall be or become entitled to benefits hereunder upon the termination of his or her employment by the Company, or as a result of any event that would otherwise have constituted Good Reason hereunder, if such termination or event first occurs after the second anniversary of the first Change of Control occurring during the term of this Program. This program shall automatically terminate at the later of two years after a Change of Control or the satisfaction of all Program liabilities to Participants.

6.3 No Contract Of Employment. The existence of this Program, as in effect at any time or from time to time, shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any employee or Participant, nor shall it constitute a right to remain in the employ of the Company or any Subsidiary. Employment with the Company or any Subsidiary is employment-at-will and either party may terminate the Participant’s employment at any time, for any reason, with or without cause or notice.

6.4 Limitation On Liability. The liability of the Company or any Subsidiary under this Program is limited to the obligations expressly set forth in the Program, and no term or provision of this Program may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or the Program Committee not expressly set forth in the Program.

Prudential Financial, Inc. Executive Change of Control Severance Program

6.5 Exclusivity Of Benefits. Except as otherwise expressly provided herein with respect to a termination occurring prior to a Change of Control but after a Potential Change of Control, a Participant who receives benefits under this Program shall not be entitled to any severance benefits under any other severance plan, program, or arrangement (including, without limitation, (a) the Prudential Severance Plan, the Prudential Severance Plan for Executives and the Prudential Severance Plan for Senior Executives or (b) any employment contract to which the Participant and the Company are parties) sponsored or adopted by the Company.

6.6 Impact on Other Benefits. Amounts paid under the Program shall not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company or a Participating Company, unless such plan, program or arrangement expressly provides that amounts paid under the Plan shall be included.

6.7 Taxes. The Company or the appropriate Subsidiary shall have the right to deduct from all payments any federal, state, or local taxes or other obligations required by law to be withheld with respect to such payments.

6.8 Third Parties. Nothing express or implied in this Program is intended or may be construed to give any person other than eligible Participants any rights or remedies under this Program.

6.9 Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Program.

6.10 Choice Of Law. Except to the extent that they may be preempted by the operation of Federal law, this Program shall be governed by the laws of the State of New Jersey, other than the provisions thereof relating to conflict of laws.

6.11 No Limitations On Corporate Actions. Except to the extent expressly provided in Section 6.2, nothing contained in this Program shall be construed to prevent the Company, or any Subsidiary, from taking any corporate action which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Program. No employee, beneficiary, or other person, shall have any claim against the Company or any Subsidiary as a result of any such action.

6.12 Non-Alienation Provision. Subject to the provisions of applicable law, no interest of any person or entity in any benefit under the Program shall be subject in any

Prudential Financial, Inc. Executive Change of Control Severance Program

manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including (but not limited to) claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

6.13 Successors. All obligations of the Company and any Subsidiary under the Program shall be binding upon and inure to the benefit of any successor to the Company or such Subsidiary, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, demutualization or otherwise.

Prudential Financial, Inc. Executive Change of Control Severance Program